Exhibit 3.2

STATE OF DELAWARE

CERTIFICATE OF CONVERSION

FROM A NON-DELAWARE CORPORATION

TO A DELAWARE CORPORATION

PURSUANT TO SECTION 265 OF THE

DELAWARE GENERAL CORPORATION LAW

1.) The jurisdiction where the Non-Delaware Corporation first formed is Nevada.

2.) The jurisdiction immediately prior to filing this Certificate is Nevada.

3.) The date the Non-Delaware Corporation first formed is 9/6/13.

4.) The name of the Non-Delaware Corporation immediately prior to filing this Certificate is ViewRay, Inc.

5.) The name of the Corporation as set forth in the Certificate of Incorporation is ViewRay, Inc.

IN WITNESS WHEREOF, the undersigned being duly authorized to sign on behalf of the converting Non-Delaware Corporation have executed this Certificate on the 21st day of July, A.D. 2015.

By:	/s/ Dinara Akzhigitova

Name:	Dinara Akzhigitova
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Title:	President
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